Exhibit 99.1

Monday, February 25, 2019

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES APPOINTMENT OF EXECUTIVE OFFICERS

Lakeville, Connecticut, February 25, 2019/GlobeNewswire…Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the appointment of a new Executive Officer of the Bank and a change in title for an existing Executive Officer effective February 22, 2019.

Amy D. Raymond was named Executive Vice President, Chief Retail Banking Officer, CRA Officer. Ms. Raymond, age 47, has served as Senior Vice President, Retail Lending and Commercial Operations, CRA Officer of the Bank since April of 2015. Prior to that, she served as Senior Vice President, Retail Lending and CRA Officer of the Bank from May of 2014 to April of 2015 and as Vice President, Mortgage Origination from May of 2007 to May of 2014. Ms. Raymond holds a BS in Business Management from the University of New Haven. She has more than 18 years of experience in community banking.

Elizabeth A. Summerville was named Executive Vice President, Chief Retail and Loan Operations Officer. Ms. Summerville, age 59, has served as Executive Vice President, Chief Retail Officer since May of 2014. Prior to that, Ms. Summerville served as Senior Vice President, Retail Banking from January of 2007 to May of 2014. Ms. Summerville is a graduate of the ABA Compliance Management School, the New England School of Banking, and has received her AIB Applied Banking Certificate. She has more than 40 years of banking experience.

“The change in responsibilities for Amy and Betsy are part of a management reorganization intended to improve operating efficiency and effectiveness,” stated Rick Cantele, President and CEO of Salisbury. “I believe this restructure will benefit the Bank in many ways such as improving internal processes, enriching the customer experience, enhancing communication, deepening our bench strength, and supporting our succession efforts in key areas. I look forward to continuing to work with Amy and Betsy as we focus on our commitment to our stakeholders and the long-term success of our company.”

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.